Exhibit 99.2

CSX Corp. Announces Third Quarter 2023 Results

JACKSONVILLE, Fla. – October 19, 2023 – CSX Corp. (NASDAQ: CSX) today announced third quarter 2023 operating income of $1.30 billion compared to $1.58 billion in the prior year period. Net earnings of $846 million, or $0.42 per diluted share, compared to $1.11 billion, or $0.52 per diluted share, in the same period last year.

“Over the third quarter, our efforts centered on delivering the reliable customer service that has allowed us to remain resilient and successfully maneuver through mixed markets,” said Joe Hinrichs, president and chief executive officer. “Our merchandise business remained solid, and our coal operations delivered strong volume growth. As we approach year-end, we are proud of the cohesive culture taking shape across our ONE CSX team that is helping to drive positive business results, and we are encouraged to see improving sequential trends in some of our key end markets.”

Third Quarter Financial Highlights
•Revenue totaled $3.57 billion for the quarter, declining 8% year-over-year as the effects of lower fuel prices, reduced intermodal storage revenue, a decline in export coal benchmark prices, and a decrease in intermodal volumes more than offset the effects of higher merchandise yields and coal volume growth.

•Operating income of $1.3 billion decreased 18% compared to the same period in 2022, with an operating ratio of 63.8%. This includes negative impacts of approximately $350 million related to net fuel, storage revenue, and coal prices, partially offset by the favorable impact of $42 million due to out-of-period labor and fringe expenses incurred in the prior year.

•Diluted EPS of $0.42 decreased 19% from $0.52 in the prior year.

CSX executives will conduct a conference call with the investment community this afternoon, October 19, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-888-510-2008. For callers outside the U.S., dial 1-646-960-0306. Participants should dial in 10 minutes prior to the call and enter in 3368220 as the passcode.

In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, a webcast replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements...….p. 3	read in conjunction with the	Jacksonville, FL 32202	Matthew Korn, CFA
Operating Statistics..............................p. 10	Company’s most recent	www.csx.com	(904) 366-4515
Non-GAAP Measures...........................p. 12	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on X, formerly known as Twitter, (http://twitter.com/CSX) and on Facebook (http://www.facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others: (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in millions, except per share amounts)

	Quarters Ended (a)				Nine Months Ended (a)
	Sep. 30, 2023	Sep. 30, 2022	$ Change	% Change	Sep. 30, 2023	Sep. 30, 2022	$ Change	% Change

Revenue	$3,572	$3,895	$(323)	(8)%	$10,977	$11,123	$(146)	(1)%
Expense
Labor and Fringe	752	759	7	1	2,216	2,135	(81)	(4)
Purchased Services and Other	689	664	(25)	(4)	2,061	1,986	(75)	(4)
Depreciation and Amortization	399	378	(21)	(6)	1,194	1,107	(87)	(8)
Fuel	349	438	89	20	1,025	1,215	190	16
Equipment and Other Rents	94	104	10	10	266	299	33	11
Gains on Property Dispositions (b)	(6)	(27)	(21)	(78)	(26)	(183)	(157)	(86)
Total Expense	2,277	2,316	39	2	6,736	6,559	(177)	(3)

Operating Income	1,295	1,579	(284)	(18)	4,241	4,564	(323)	(7)

Interest Expense	(203)	(193)	(10)	(5)	(605)	(543)	(62)	(11)
Other Income - Net	34	37	(3)	(8)	106	89	17	19
Earnings Before Income Taxes	1,126	1,423	(297)	(21)	3,742	4,110	(368)	(9)

Income Tax Expense (c)	(280)	(312)	32	10	(913)	(962)	49	5
Net Earnings	$846	$1,111	$(265)	(24)%	$2,829	$3,148	$(319)	(10)%

Operating Ratio	63.8%	59.5%			61.4%	59.0%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.42	$0.52	$(0.10)	(19)%	$1.40	$1.46	$(0.06)	(4)%

Average Shares Outstanding, Assuming Dilution (Millions)	1,999	2,126			2,027	2,161

CSX Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Sep. 30, 2023	Dec. 31, 2022
ASSETS

Cash and Cash Equivalents	$1,360	$1,958
Short-Term Investments	79	129
Other Current Assets	1,920	1,762
Properties - Net	34,656	34,242
Investment in Affiliates and Other Companies	2,364	2,292
Other Long-Term Assets	1,471	1,529
Total Assets	$41,850	$41,912

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$559	$151
Other Current Liabilities	2,375	2,320
Long-Term Debt	17,903	17,896
Deferred Income Taxes - Net	7,700	7,569
Other Long-Term Liabilities	1,359	1,351
Total Liabilities	29,896	29,287

Total Shareholders' Equity	11,954	12,625
Total Liabilities and Shareholders' Equity	$41,850	$41,912

CSX Corporation
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in millions)

	Nine Months Ended
	Sep. 30, 2023	Sep. 30, 2022
OPERATING ACTIVITIES
Net Earnings	$2,829	$3,148
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	1,194	1,107
Deferred Income Tax Expense	111	125
Gains on Property Dispositions (b)	(26)	(183)
Other Operating Activities - Net (d)	(59)	58
Net Cash Provided by Operating Activities	4,049	4,255

INVESTING ACTIVITIES
Property Additions	(1,590)	(1,437)
Purchases of Short-Term Investments	(103)	(19)
Proceeds from Sales of Short-Term Investments	153	9
Proceeds and Advances from Property Dispositions (b)	35	51
Business Acquisitions, Net of Cash Acquired (a)	(31)	(223)
Other Investing Activities	(19)	(25)
Net Cash Used in Investing Activities	(1,555)	(1,644)

FINANCING ACTIVITIES
Long-term Debt Issued	600	2,000
Long-term Debt Repaid	(150)	(178)
Dividends Paid	(666)	(645)
Shares Repurchased (e)	(2,901)	(3,710)
Other Financing Activities	25	(6)
Net Cash Used in Financing Activities	(3,092)	(2,539)

Net (Decrease) Increase in Cash and Cash Equivalents	(598)	72

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	1,958	2,239
Cash and Cash Equivalents at End of Period	$1,360	$2,311

CSX Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)Acquisition of Pan Am Systems, Inc.: On June 1, 2022, CSX acquired Pan Am for a purchase price of $600 million funded through a combination of common stock and cash. The results of Pan Am's operations and its cash flows were consolidated prospectively.

b)Sale of Property Rights to the Commonwealth of Virginia: On March 26, 2021, the Company entered into a comprehensive agreement to sell certain property rights in three CSX-owned line segments to the Commonwealth of Virginia (“Commonwealth”) over three phases. Over the course of this transaction, which was completed in 2022, total proceeds of $525 million were collected and total gains of $493 million were recognized. A gain of $20 million was recognized in first quarter 2022 related to the closing of the second phase. During second quarter 2022, the final $125 million of proceeds was approved by the Commonwealth, which resulted in a $122 million gain related to property rights previously conveyed. These proceeds were collected during fourth quarter 2022 upon closing of the third phase. There were no proceeds or gains related to this agreement during third quarter 2022.

c)Income Tax Expense: During third quarter 2022, the Company recognized $37 million in tax benefits primarily due to a favorable state legislative change.
d)Other Operating Activities - Net: During the nine months ended September 30, 2023, the Company paid $238 million of retroactive wages and bonuses, and associated taxes, related to finalized labor agreements. This amount was included in labor and fringe benefits payable as of December 31, 2022.
e)Shares Repurchased: During third quarters and nine months ended 2023 and 2022, the Company engaged in the following repurchase activities:

	Quarters Ended		Nine Months Ended
	Sep. 30, 2023	Sep. 30, 2022	Sep. 30, 2023	Sep. 30, 2022
Shares Repurchased (Millions)	31	40	94	116
Cost of Shares (Dollars in millions)	$971	$1,195	$2,901	$3,710
Average Cost per Share Repurchased	$31.28	$29.94	$30.99	$32.04

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended September 30, 2023 and September 30, 2022

	Volume			Revenue			Revenue Per Unit
	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change
Chemicals	161	162	(1)%	$646	$678	(5)%	$4,012	$4,185	(4)%
Agricultural and Food Products	108	120	(10)	376	428	(12)	3,481	3,567	(2)
Automotive	101	85	19	308	274	12	3,050	3,224	(5)
Minerals	95	91	4	190	180	6	2,000	1,978	1
Metals and Equipment	70	67	4	225	211	7	3,214	3,149	2
Forest Products	67	75	(11)	243	264	(8)	3,627	3,520	3
Fertilizers	47	48	(2)	124	108	15	2,638	2,250	17
Total Merchandise	649	648	—	2,112	2,143	(1)	3,254	3,307	(2)
Intermodal	708	762	(7)	517	604	(14)	730	793	(8)
Coal	193	177	9	594	624	(5)	3,078	3,525	(13)
Trucking	—	—	—	218	251	(13)	—	—	—
Other	—	—	—	131	273	(52)	—	—	—
Total	1,550	1,587	(2)%	$3,572	$3,895	(8)%	$2,305	$2,454	(6)%

Nine Months Ended September 30, 2023 and September 30, 2022

	Volume			Revenue			Revenue Per Unit
	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change
Chemicals	481	488	(1)%	$1,938	$1,962	(1)%	$4,029	$4,020	—%
Agricultural and Food Products	348	358	(3)	1,228	1,227	—	3,529	3,427	3
Automotive	290	248	17	905	769	18	3,121	3,101	1
Minerals	273	253	8	554	494	12	2,029	1,953	4
Metals and Equipment	217	202	7	704	624	13	3,244	3,089	5
Forest Products	212	219	(3)	761	743	2	3,590	3,393	6
Fertilizers	152	158	(4)	381	346	10	2,507	2,190	14
Total Merchandise	1,973	1,926	2	6,471	6,165	5	3,280	3,201	2
Intermodal	2,046	2,243	(9)	1,508	1,733	(13)	737	773	(5)
Coal	563	510	10	1,864	1,808	3	3,311	3,545	(7)
Trucking	—	—	—	678	740	(8)	—	—	—
Other	—	—	—	456	677	(33)	—	—	—
Total	4,582	4,679	(2)%	$10,977	$11,123	(1)%	$2,396	$2,377	1%

CSX Corporation
VOLUME AND REVENUE
Total revenue decreased 8% in third quarter 2023 when compared to third quarter 2022 primarily due to lower fuel recovery, decreases in other revenue, pricing declines in export coal due to the impact of lower benchmark rates, lower trucking revenue and lower intermodal volume. These decreases were partially offset by pricing gains in merchandise and higher coal volumes.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets and does not include amounts for trucking. Fuel lag is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two-month lag.

	Quarters Ended		Nine Months Ended
(Dollars in millions)	Sep. 30, 2023	Sep. 30, 2022	Sep. 30, 2023	Sep. 30, 2022
Fuel Surcharge Revenue	$266	$474	$922	$1,109
Fuel Lag (Unfavorable) Favorable	$(32)	$40	$37	$(61)

Merchandise Volume
Chemicals - Decreased primarily due to lower shipments of materials used in making plastics, partially offset by higher shipments of export plastics and waste.

Agricultural and Food Products - Decreased primarily due to lower shipments of feed grain, including the temporary impacts of a strong southeastern crop that is short-haul and not rail-served, as well as lower shipments of ethanol and wheat.

Automotive - Increased due to higher North American vehicle production as well as new business wins.

Minerals - Increased due to higher shipments of cement and aggregates driven by increased road construction and other infrastructure-related activities.

Metals and Equipment - Increased due to higher steel shipments, as well as stronger equipment shipments.

Forest Products - Decreased primarily due to lower shipments of pulpboard, paper and lumber, partially offset by higher shipments of other building products.

Fertilizers - Decreased due to declines in short-haul shipments, which were partially offset by increases in long-haul phosphate shipments.
Intermodal Volume
Lower volume was due to decreased international shipments driven by high inventory levels and lower imports. Domestic shipments increased due to growth with key customers as well as the prior year impact of supply-side constraints.
Coal Volume
Export coal increased due to higher shipments of metallurgical and thermal coal. Domestic coal decreased due to lower shipments of coal to northern utility plants.

	Quarters Ended			Nine Months Ended
(Millions of tons)	Sep. 30, 2023	Sep. 30, 2022	Change	Sep. 30, 2023	Sep. 30, 2022	Change
Coal Tonnage
Domestic	11.6	11.8	(2)%	34.1	33.2	3%
Export	10.1	8.0	26	29.2	23.9	22
Total Coal	21.7	19.8	10%	63.3	57.1	11%
Trucking Revenue
Trucking revenue decreased $33 million versus the prior year due to lower fuel and capacity surcharges.
Other Revenue
Other revenue was $142 million lower, primarily resulting from lower intermodal storage and equipment usage.

CSX Corporation
EXPENSE
Expenses of $2.3 billion decreased $39 million, or 2%, in third quarter 2023 when compared to third quarter 2022.
Labor and Fringe expense decreased $7 million due to the following:
•Prior year amounts included $42 million of out-of-period labor and benefit costs due to the agreement reached with labor unions.
•All other costs increased $35 million primarily due to inflation and increased headcount.
Purchased Services and Other expense increased $25 million due to the following:
•Operating support costs increased $15 million as the impacts of higher inflation, transportation support costs and maintenance were partially offset by lower intermodal expenses.
•Other costs were $10 million higher as a $16 million increase in casualty expense was partially offset by other non-significant items.
Depreciation and Amortization expense increased $21 million primarily as the result of a 2022 equipment depreciation study as well as a larger asset base.
Fuel costs decreased $89 million primarily resulting from a 24% decrease in locomotive fuel prices, partially offset by higher fuel consumption and $7 million of adjustments for prior periods.
Equipment and Other Rents expense decreased $10 million driven by lower net car hire costs, primarily resulting from improved days per load across all markets, partially offset by costs from higher automotive volumes.
Gains on Property Dispositions decreased to $6 million from $27 million in the prior year.

Employee Counts (Estimated)

	Quarters Ended (a)			Nine Months Ended (a)
	Sep. 30, 2023	Sep. 30, 2022 (b)	Change	Sep. 30, 2023	Sep. 30, 2022 (b)	Change
Average	22,884	21,896	988	22,732	21,385	1,347
Ending	23,023	21,996	1,027	23,023	21,996	1,027

(a) Employees added due to the acquisition of Pan Am are included in the employee count starting as of the June 1, 2022 acquisition date and as such are included in all periods presented.
(b) Amounts for 2022 have been adjusted for revisions to subsidiary headcount data.

Fuel Expense

	Quarters Ended		Nine Months Ended
(Dollars and gallons in millions, except price per gallon)	Sep. 30, 2023	Sep. 30, 2022	Sep. 30, 2023	Sep. 30, 2022
Estimated Locomotive Fuel Consumption (Gallons)	99.8	94.4	292.2	278.9
Price per Gallon (Dollars)	$3.02	$3.99	$2.98	$3.69
Total Locomotive Fuel Expense	$301	$377	$871	$1,028
Non-Locomotive Fuel Expense	48	61	154	187
Total Fuel Expense	$349	$438	$1,025	$1,215

CSX Corporation
OPERATING STATISTICS (Estimated)
In third quarter 2023, velocity and dwell improved by 11% and 19%, respectively, versus prior year. Carload trip plan performance improved to 82% compared to 57% in the prior year while intermodal trip plan performance improved to 94% compared to 90% in the prior year.

The personal injury frequency index of 0.98 increased 1% compared to prior year. The FRA train accident rate of 3.75 in third quarter 2023 increased by 19% compared to prior year. Safety is a guiding principle at CSX and the Company remains focused on our strong safety culture, including instilling the importance of safety in new hires. CSX is committed to reducing risk and enhancing the overall safety of its employees, customers and communities in which the Company operates.

	Quarters Ended			Nine Months Ended
	Sep. 30, 2023	Sep. 30, 2022	Improvement / (Deterioration)	Sep. 30, 2023	Sep. 30, 2022	Improvement / (Deterioration)
Operations Performance (a)

Train Velocity (Miles per hour)	17.6	15.8	11%	17.9	15.7	14%
Dwell (Hours)	9.6	11.8	19%	9.3	11.6	20%
Cars Online	125,318	141,911	12%	126,195	140,461	10%
On-Time Originations	74%	58%	28%	79%	62%	27%
On-Time Arrivals	67%	46%	46%	72%	51%	41%
Carload Trip Plan Performance	82%	57%	44%	84%	60%	40%
Intermodal Trip Plan Performance	94%	90%	4%	95%	89%	7%
Fuel Efficiency	1.06	0.99	(7)%	1.03	0.99	(4)%

Revenue Ton-Miles (Billions)
Merchandise	31.3	31.7	(1)%	95.9	95.0	1%
Coal	9.4	8.6	9%	27.8	24.6	13%
Intermodal	7.1	7.6	(7)%	21.0	22.9	(8)%
Total Revenue Ton-Miles	47.8	47.9	—%	144.7	142.5	2%

Total Gross Ton-Miles (Billions)	94.5	95.3	(1)%	284.6	281.7	1%

Safety (b)
FRA Personal Injury Frequency Index	0.98	0.97	(1)%	0.97	0.96	(1)%
FRA Train Accident Rate	3.75	3.14	(19)%	3.67	3.28	(12)%
(a) Beginning second quarter 2023, all operations performance metrics include results from the network acquired from Pan Am. The impact of including Pan Am data was insignificant.
(b) Safety metrics do not include results from the network acquired from Pan Am. These metrics will be updated to include the Pan Am network results as integration completes.

Certain operating statistics are estimated and can continue to be updated as actuals settle. The methodology for calculating train velocity, dwell, cars online and trip plan performance differs from that used by the Surface Transportation Board. The Company will continue to report these metrics to the Surface Transportation Board using the prescribed methodology.

CSX Corporation
OPERATING STATISTICS (Estimated), continued

Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures actual train miles and times of a train movement on CSX's network.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Cars Online - Average number of active freight rail cars on lines operated by CSX, excluding rail cars that are being repaired, in storage, those that have been sold, or private cars dwelling at a customer location more than one day.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time to within two hours of scheduled arrival.
Carload Trip Plan Performance - Percent of measured cars (excludes unit trains and other non-scheduled service as well as empty automotive shipments) destined for a customer that complete their scheduled plan at or ahead of the original estimated time of arrival or interchange (as applicable).
Intermodal Trip Plan Performance - Percent of measured containers (excludes port shipments along with empty containers and other non-scheduled service) destined for a customer that complete their scheduled plan at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Fuel Efficiency - Gallons of locomotive fuel per 1,000 gross ton-miles.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation
NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.

Free Cash Flow
Management believes that free cash flow is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, free cash flow measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. Free cash flow is calculated by using net cash from operations and adjusting for property additions and proceeds and advances from property dispositions. Free cash flow should be considered in addition to, rather than a substitute for, cash provided by operating activities. The decrease in free cash flow before dividends from the prior year of $375 million is primarily due to less cash from operating activities and higher property additions. Cash from operating activities in the nine months of 2023 includes the payment of $238 million for retroactive wages and bonuses with associated taxes related to finalized labor agreements as well as the offsetting impact of postponed federal estimated tax payments.
The following table reconciles cash provided by operating activities (GAAP measure) to free cash flow, before dividends (non-GAAP measure).

	Nine Months Ended
(Dollars in millions)	Sep. 30, 2023	Sep. 30, 2022
Net Cash Provided by Operating Activities	$4,049	$4,255
Property Additions	(1,590)	(1,437)
Proceeds and Advances from Property Dispositions	35	51
Free Cash Flow (before payment of dividends)	$2,494	$2,869